Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2011 Conference Call

Prepared Remarks

April 29, 2011

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 449967. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

Yesterday afternoon, after the close of the market, we released our first quarter 2011 operating results. We were very pleased that our first quarter results continued the positive momentum of the performance we delivered in the fourth quarter of 2010. I hope you have all had a chance to review our release. We reported strong earnings for the first quarter with diluted earnings per share of $0.38, an increase of $0.13 per share, or 52%, as compared to diluted earnings per share of $0.25 for the same period in 2010. Net Income for the quarter was $4.7 million, an increase of $2.5 million, or 112.1%, as compared to net income of $2.2 million for the same period in 2010.

Before I comment on some of the more significant accomplishments for the first quarter, I would like to mention that Bryn Mawr Bank Corporation is now being covered by five investment advisory firms. These firms include: Boenning & Scattergood, Guggenheim Partners, Keefe, Bruyette & Woods, Stifel Nicolaus, and as of April 20th, Sandler O’Neil & Partners. We were pleased to see Sandler O’Neil’s report and read the many good things they had to say about BMT.

We are excited by our announcement on February 21st that the Corporation entered into a definitive agreement to acquire the Private Wealth Management Group of the Hershey Trust Company. The acquisition is expected to increase the Wealth Division’s assets under management by approximately $1.1 billion and moves us well on our way to achieving our goal of having $5 billion in assets under management by December 31, 2012. Subject to certain conditions and regulatory approvals we expect the acquisition to close in the second quarter of 2011.

There have been significant changes to our balance sheet and income statement over the past year. I would like to remind everyone that the primary cause of the increase in assets and liabilities, as well as certain income and expense items, between the first quarters of 2010 and 2011 was the merger with First Keystone Financial, Inc., which closed on July 1, 2010.

Wealth Management Division revenue for the first quarter 2011 was $4.2 million, an increase of 9.4%, compared to the first quarter 2010 revenue of $3.8 million.

Wealth Management Division sales initiatives were largely responsible for the significant growth in wealth management assets along with asset appreciation resulting from improvements in the financial markets. The $3.6 billion in Wealth Management Division assets under management, administration, supervision and brokerage as of March 31, 2011 was an increase of $187.8 million or 5.5%, from December 31, 2010, and an increase of $491.1 million, or 15.8% from March 31, 2010.

During the first quarter, the Corporation decided to retain a larger portion of our residential mortgage originations on its balance sheet, rather than sell them, thus reducing the gain on sales. The net gain on the sale of residential mortgage loans for the three months ended March 31, 2011 decreased 24.2% to $398 thousand compared to $525 thousand for the same period in 2010.

Asset quality remained relatively stable as of March 31, 2011, with nonperforming loans and leases comprising 0.88% of total portfolio loans, an increase of 9 basis points from December 31, 2010. Net loan and lease charge-offs for the three months ended March 31, 2011 were $911 thousand as compared to $3.8 million for the three months ended March 31, 2010. These figures demonstrate the substantial improvement in the loan and lease charge-offs we have experienced over the past year.

The allowance for loan and lease losses as of March 31, 2011 of $10.6 million or 0.87% of portfolio loans and leases as compared to $10.3 million or .86% at December 31, 2010 remained relatively unchanged.

Total portfolio loans and leases increased $22.7 million to $1.22 billion as of March 31, 2011. This compares to $1.20 billion as of December 31, 2010. Growth during the first quarter was primarily concentrated in the residential mortgage, commercial mortgage and construction loan categories of the portfolio. We are seeing an increase in loan demand and anticipate an acceleration in loan growth in the next few quarters.

Deposits decreased $25.4 million during the first quarter, primarily the result of a $17.4 million decrease in wholesale deposits, as the Corporation intentionally reduced these higher-cost funding sources. The remaining deposit declines were spread among a variety of different deposit categories, and are considered seasonal, due to temporary year-end deposit inflows. Deposits as of March 31, 2011 were $1.32 billion.

The tax equivalent net interest margin of 4.03%, for the three months ended March 31, 2011, was an increase of 30 basis points from the 3.73% tax equivalent net interest margin as of December 31, 2010. Factors contributing to this increase include the continued decline in the cost of interest-bearing liabilities as a result of our disciplined approach to deposit pricing, along with the use of excess cash balances, which were generating minimal returns, to originate loans and pay off maturing Federal Home Loan Bank advances.

Gains on the sale of available for sale investment securities were $448 thousand for the three months ended March 31, 2011, and were primarily the result of the sale of a significant portion of the Corporation’s municipal bond portfolio. In order to limit its exposure to credit and interest rate risk associated with municipal obligations, the Corporation sold $26 million of these investments during the quarter. Gains on the sale of securities for the same period last year were $1.5 million, a decline of $1.1 million.

We raised $6.2 million in capital in the first quarter of 2011 mainly through the request for waiver provision of the Corporation’s Dividend Reinvestment and Stock Purchase Plan, option exercises and regular stock purchases. Our capital ratios at the bank and corporate level increased from March 31, 2010 to March 31, 2011. In fact, at the corporate level, our Tier 1 Capital to Risk Weighted Assets at March 31, 2011, was more than double the regulatory minimum requirement of 6.0%. We continue to remain well-capitalized at both the bank and corporate level.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.15 per share. The dividend is payable on June 1, 2011 to shareholders of record as of May 10, 2011. This is our 73rd consecutive quarterly dividend.

We are looking forward to building on our positive momentum as we go through the remainder of 2011. In addition to our normal performance goals, we will be focused on successfully completing the acquisition and integration of the Private Wealth Management Group into Bryn Mawr Trust. In summary, Bryn Mawr Trust is fundamentally sound, and has the flexibility and agility to respond to the opportunities afforded by our earnings a strong capital base, stable asset quality, and available liquidity.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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